Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS

Granite Holdings II B.V. and Subsidiaries

As of and for the years ended of December 31, 2021 and 2020

With Report of Independent Auditors

Report of Independent Auditors

To the Shareholders and the Board of Directors of Granite Holdings II B.V.

Opinion on the Financial Statements

We have audited the consolidated financial statements of Granite Holdings II B.V. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for the years then ended and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Restatement of 2021 and 2020 Financial Statements

As discussed in Note 2(A) and Note 2(B) to the consolidated financial statements, the 2021 and 2020 consolidated financial statements have been restated to correct misstatements.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Ernst & Young LLP

Edinburgh, United Kingdom

April 19, 2022, except for Note 2(A), Note 20 and Note 22, as to which the date is November 25, 2022

GRANITE HOLDINGS II B.V.

CONSOLIDATED STATEMENT OF OPERATIONS

In thousands of US Dollars ($)

	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020
	(As restated)	(As restated)
Net sales:
Products	$1,382,567	$1,271,926
Services	193,571	126,940
Total net sales	1,576,138	1,398,866
Cost of sales:
Products	940,698	868,962
Services	131,963	86,688
Total cost of sales	1,072,661	955,650

Gross profit	503,477	443,216
Selling, general and administrative expense	318,763	341,051
Acquisition-related costs	17,257	2,545
Restructuring and other related charges	5,509	9,897

Operating income	161,948	89,723
(Gain) loss on derivative contracts	(17,960)	51,389
Interest expense	103,621	117,761
Other income	(5,909)	(2,641)

Income (loss) before income taxes	82,196	(76,786)
Provision for income taxes	47,743	(29,867)

Net income (loss)	34,453	(46,919)
Less: income attributable to non-controlling interest, net of taxes	8,980	9,869

Net income (loss) attributable to Granite Holdings II B.V.	$25,473	$(56,788)

See Notes to Consolidated Financial Statements

GRANITE HOLDINGS II B.V.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

In thousands of US Dollars ($)

		Year Ended
	Year Ended	December 31,
	December 31,	2020
	2021	(As restated)
Net income (loss)	$34,453	$(46,919)
Other comprehensive (loss) income:
Foreign currency translation	(18,127)	32,370
Unrealized loss on hedging activities, net of tax of $0, $(324)	—	(569)
Changes in unrecognized pension cost, net of tax of $0, $1,809	(150)	(2,755)
Amounts reclassified from accumulated other comprehensive income:
Derecognition of cash flow hedges	647	—
Reclassification adjustment for net loss included in net income	—	(470)

Other comprehensive (loss) income	(17,630)	28,576

Comprehensive income (loss)	16,823	(18,343)
Less: comprehensive income attributable to non-controlling interest	9,683	11,533

Comprehensive income (loss) attributable to Granite Holdings II B.V.	$7,140	$(29,876)

See Notes to Consolidated Financial Statements

GRANITE HOLDINGS II B.V.

CONSOLIDATED BALANCE SHEETS

In thousands of US Dollars ($)

	December 31,	December 31,
	2021	2020
	(As restated)	(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$144,268	$104,503
Trade receivables, less allowance for doubtful accounts of $24,811 and $28,744	608,318	527,449
Inventories, net	235,495	160,407
Prepaid expenses	49,675	32,217
Other current assets	73,042	55,968

Total current assets	1,110,798	880,544
Property, plant and equipment, net	253,466	233,915
Goodwill	784,031	667,929
Intangible assets, net	735,538	639,075
Deferred income taxes	1,497	1,307
Lease asset - right of use	79,452	44,155
Other non-current assets	48,167	39,998

Total assets	$3,012,949	$2,506,923

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$372,930	$308,088
Customer advances and billings in excess of costs incurred	243,624	174,910
Current portion of long-term debt	13,357	9,174
Accrued liabilities	216,072	208,226

Total current liabilities	845,983	700,398
Deferred tax liabilities	118,123	98,252
Long-term debt, less current portion	1,438,533	1,130,159
Non-current derivative liability	37,976	65,297
Non-current lease liability	65,467	34,363
Other non-current liabilities	31,576	20,573

Total liabilities	2,537,658	2,049,042
Equity:
Additional paid-in capital	552,678	551,111
Accumulated deficit	(136,880)	(162,353)
Accumulated other comprehensive income	15,375	33,708

Total Granite Holdings II B.V. equity	431,173	422,466
Non-controlling interest	44,118	35,415

Total equity	475,291	457,881

Total liabilities and equity	$3,012,949	$2,506,923

See Notes to Consolidated Financial Statements

GRANITE HOLDINGS II B.V.

CONSOLIDATED STATEMENTS OF EQUITY

In thousands of US Dollars ($)

			Accumulated
			Other
	Accumulated	Additional Paid-	Comprehensive	Non-controlling
	Deficit	In Capital	Income	Interest	Total
Balance at December 31, 2019	$(107,972)	$548,778	$6,796	$57,938	$505,540
Net (loss) income	(56,788)	—	—	9,869	(46,919)
Distributions to non-controlling owners	—	—	—	(9,799)	(9,799)
Distributions from joint-ventures	250	—	—	—	250
Share-based compensation	—	2,333	—	—	2,333
Other comprehensive income, net of tax of $1,485	—	—	26,912	1,664	28,576
Repurchase of non-controlling interests	2,157	—	—	(24,257)	(22,100)

Balance at December 31, 2020 (As restated)	(162,353)	551,111	33,708	35,415	457,881
Net income	25,473	—	—	8,980	34,453
Distributions to non-controlling owners	—	—	—	(980)	(980)
Share-based compensation	—	1,567	—	—	1,567
Other comprehensive (loss) income, net of tax of $0	—	—	(18,333)	703	(17,630)

Balance at December 31, 2021	$(136,880)	$552,678	$15,375	$44,118	$475,291

See Notes to Consolidated Financial Statements

GRANITE HOLDINGS II B.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands of US Dollars ($)

		Year Ended
	Year Ended	December 31,
	December 31,	2020
	2021	(As restated)
Cash flows from operating activities:
Net income (loss)	$34,453	$(46,919)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill and property, plant and equipment	—	1,322
Depreciation and amortization	78,486	123,376
Unrealized (gain) loss on derivatives	(26,806)	48,043
Amortization of capitalized debt issuance costs	10,467	8,603
Stock-based compensation expense	1,567	2,333
Deferred income tax	4,395	(56,972)
(Gain) loss on sale of property, plant and equipment	(1,977)	56
Changes in operating assets and liabilities:
Trade receivables, net	(51,020)	64,850
Inventories, net	(55,742)	(3,647)
Accounts payable	59,202	(43,264)
Customer advances and billings in excess of costs incurred	65,953	(595)
Other receivables	(30,159)	25,367
Changes in other operating assets and liabilities	(29,000)	(13,918)

Net cash provided by operating activities	59,819	108,635

Cash flows from investing activities:
Purchases of property, plant and equipment	(28,813)	(25,787)
Proceeds from sale of property, plant and equipment	2,839	539
Acquisitions, net of cash acquired	(283,841)	(495)
Payment for Granite Acquisition	—	(1,116)

Net cash used in investing activities	(309,815)	(26,859)

Cash flows from financing activities:
Proceeds from short-term borrowings	1,225	675
Repayment of short-term borrowings	(5,949)	(51)
Proceeds from long-term borrowings	508,945	161,000
Repayment of long-term borrowings	(209,362)	(230,896)
Distributions to non-controlling interests	(3,741)	(7,039)
Purchase of non-controlling interest shares	—	(22,100)
Other financing activities	249	—

Net cash from (used in) financing activities	291,367	(98,411)

Effect of foreign exchange rates on cash and cash equivalents	(1,606)	6,494

Increase (decrease) in cash and cash equivalents	39,765	(10,141)
Cash and cash equivalents, beginning of period	104,503	114,644

Cash and cash equivalents, end of period	$144,268	$104,503

See Notes to Consolidated Financial Statements

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

1. Organization and Nature of Operations

Granite Holdings II B.V. (“GHBV”, the “Company”, or the “Business”) and its subsidiaries is a global organization that designs, manufactures, installs and maintains air and gas handling products for use in a wide range of markets, including Energy and Renewables, Mining Safety, Industrial Solutions, Infrastructure Solutions, and Coal Power. The Company’s products are marketed to customers under the Howden brand name.

GHBV was formed on September 30, 2019, to effect the acquisition of the Air and Gas Handling Business (“Howden”) of Colfax Corporation (the “Granite Acquisition”). The Granite Acquisition closed on September 30, 2019, the acquisition date. GHBV is owned and controlled by KPS Capital Partners (“KPS”), a private equity firm. Subsequent to the Acquisition, the Consolidated Statement of Operations include amortization expense relating to the fair value adjustments and depreciation expense based on the fair value of Howden’s finite intangible assets, definite-lived intangible assets, and property, plant and equipment, that had previously been carried at historical cost less accumulated depreciation.

For financial reporting and accounting purposes, Granite Holdings II B.V. was the acquirer of Howden. The consolidated financial statements are presented as of December 31, 2021 and December 31, 2020 and for the years ended December 31, 2021 and December 31, 2020.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

2. Basis of Presentation

The Company’s Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) on a going concern basis and include all majority-owned subsidiaries over which the Company exercises control and, when applicable, entities or joint ventures for which the Company has a controlling financial interest or is the primary beneficiary. When protective rights, substantive rights or other factors exist, further analysis is performed in order to determine whether or not there is a controlling financial interest. The Consolidated Financial Statements reflect the assets, liabilities, revenues and expenses of consolidated subsidiaries and the non-controlling parties’ ownership share is presented as a non-controlling interest. All intercompany accounts and transactions have been eliminated in consolidation.

2(A). 2021 and 2020 Restatements

The following errors in the Company’s consolidated financial statements issued April 19, 2022, were identified and corrected:

•

A reclassification of gains and losses on derivative contracts from selling, general and administrative expenses to gain (loss) on derivative contracts, and therefore below operating income has been made in the years ended December 31, 2021 and December 31, 2020. This reclassification did not impact the net loss in the aforementioned periods. The reclassification resulted in an increase to selling, general and administrative expenses in the year ended December 31, 2021 of $18.0 million, and a decrease to selling, general and administrative expenses in the year ended December 31, 2020 of $51.4 million.

•

Deferred revenue previously disclosed as a net reduction of trade receivables has been reclassified to customer advances and billings in excess of costs incurred. The Company has reclassified $6.3 million and $5.6 million in the consolidated financial statements as of December 31, 2021, and 2020, respectively.

2(B). 2020 Restatements

Additionally, the following errors in the Company’s consolidated financial statements issued April 6, 2021, were identified and corrected:

•

Correction of the provision for income taxes, income taxes payable, and deferred income tax assets and liabilities related to assets acquired and liabilities assumed as a part of the Granite Acquisition. The Company determined that tax provision estimates as of and for the year ended December 31, 2020, did not appropriately consider information available regarding the jurisdictional split of intangible assets acquired and fiscal unity determinations applicable to certain subsidiaries. The Company reassessed its accounting for the provision for income taxes with consideration of these facts. The Company has corrected the consolidated financial statements as of and for the year ended December 31, 2020, resulting in a ($21.2) million decrease to the provision for income taxes.

•

Correction of net cash provided by operating activities and net cash used in investing activities related to payments for the Granite Acquisition. The Company determined that for the year ended December 31, 2020, changes in other operating assets and liabilities incorrectly included ($10.0) million and cash payments for the Granite Acquisition were understated by $10.0 million. The Company has corrected the consolidated financial statements to appropriately reflect the $1.1 million payment for the Granite Acquisition for the year ended December 31, 2020.

In connection with the restatement, the Company has also corrected errors determined to be immaterial, both individually and in the aggregate to the consolidated financial statements as of and for the year ended December 31, 2020, primarily for other income tax items and share-based compensation.

The following tables present the combined impact of all changes, as described above, to the applicable line items in the Consolidated Financial Statements to the Company’s previously reported Consolidated Financial Statements as of and for the years ended December 31, 2021 and December 31, 2020 (in thousands).

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

	Year Ended December 31, 2021
	As Previously	Restatement
	Reported	Adjustments	As Restated
Selling, general and administrative expense	$300,803	$17,960	$318,763

Operating income	179,908	(17,960)	161,948
Gain on derivative contracts	—	(17,960)	(17,960)

Net income attributable to Granite Holdings II B.V.	$25,473	$—	$25,473

	December 31, 2021
	As Previously	Restatement
	Reported	Adjustments	As Restated
ASSETS
Current assets:
Trade receivables, less allowance for doubtful accounts of $24,811	$602,064	$6,254	$608,318

Total current assets	1,104,544	6,254	1,110,798

Total assets	$3,006,695	$6,254	$3,012,949

LIABILITIES AND EQUITY
Current liabilities:
Customer advances and billings in excess of costs incurred	$237,370	$6,254	$243,624

Total current liabilities	839,729	6,254	845,983

Total liabilities	2,531,404	6,254	2,537,658

Total liabilities and equity	$3,006,695	$6,254	$3,012,949

	Year Ended December 31, 2020
	As Previously	Restatement
	Reported	Adjustments	As Restated
Selling, general and administrative expense	$389,337	$(48,286)	$341,051

Operating income	41,437	48,286	89,723
Loss on derivative contracts	—	51,389	51,389
Interest expense	121,225	(3,464)	117,761

Loss before income taxes	(77,147)	361	(76,786)
Provision for income taxes	(5,744)	(24,123)	(29,867)

Net loss	(71,403)	24,484	(46,919)

Net loss attributable to Granite Holdings II B.V.	$(81,272)	$24,484	$(56,788)

	Year Ended December 31, 2020
	As Previously	Restatement
	Reported	Adjustments	As Restated
Net loss	$(71,403)	$24,484	$(46,919)

Comprehensive loss	(42,827)	24,484	(18,343)

Comprehensive loss attributable to Granite Holdings II B.V.	$(54,360)	$24,484	$(29,876)

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

	December 31, 2020
	As Previously	Restatement
	Reported	Adjustments	As Restated
ASSETS
Current assets:
Trade receivables, less allowance for doubtful accounts of $28,744	$521,836	$5,613	$527,449
Other current assets	62,497	(6,529)	55,968

Total current assets	881,460	(916)	880,544

Total assets	$2,507,839	$(916)	$2,506,923

LIABILITIES AND EQUITY
Current liabilities:
Customer advances and billings in excess of costs incurred	$169,297	$5,613	$174,910
Accrued liabilities	222,907	(14,681)	208,226

Total current liabilities	709,466	(9,068)	700,398
Deferred tax liabilities	116,903	(18,651)	98,252

Total liabilities	2,076,761	(27,719)	2,049,042
Equity:
Additional paid-in capital	548,778	2,333	551,111
Accumulated deficit	(186,837)	24,484	(162,353)
Total Granite Holdings II B.V. equity	395,649	26,817	422,466

Total equity	431,064	26,817	457,881

Total liabilities and equity	$2,507,825	$(902)	$2,506,923

	Year Ended December 31, 2020
	As Previously	Restatement
	Reported	Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(71,403)	$24,484	$(46,919)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	2,694	(361)	2,333
Deferred income tax	(32,849)	(24,123)	(56,972)
Changes in other operating assets and liabilities	(23,892)	9,974	(13,918)

Net cash provided by operating activities	98,661	9,974	108,635

Cash flows from investing activities:
Payment for Granite Acquisition	8,858	(9,974)	(1,116)

Net cash used in investing activities	(16,885)	(9,974)	(26,859)

Cash flows from financing activities:
Net cash used in financing activities	(98,411)	—	(98,411)

Cash and cash equivalents, end of period	$104,503	$—	$104,503

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

3. Summary of Significant Accounting Policies

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. Under this method, acquired assets, including separately identifiable intangible assets, and any assumed liabilities are recorded at their acquisition date estimated fair value. The excess of purchase price over fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. Determining the fair value of assets acquired and liabilities assumed involves the use of significant estimates and assumptions. See Note 5 for a discussion of acquisitions and the related impact of the associated fair value adjustments.

Revenue Recognition

The Company accounts for revenue in accordance with Topic 606, “Revenue from Contracts with Customers”. The Company recognizes revenue when control of promised goods or services is transferred to the customer. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled in exchange for transferring the goods or services. The nature of the Company’s contracts gives rise to certain types of variable consideration, including rebates, liquidated damages, and other discounts. The Company includes estimated amounts of variable consideration in the transaction price to the extent that it is probable there will not be a significant reversal of revenue. Estimates are based on historical or anticipated performance and represent the Company’s best judgment at the time. Any estimates are evaluated on a quarterly basis until the uncertainty is resolved. Sales taxes are excluded from the transaction price.

The Company provides a variety of products and services to its customers. Most of the Company’s contracts consist of a single, distinct performance obligation or promise to transfer goods or services to a customer. For contracts with multiple performance obligations, revenue is allocated to each distinct good or service based on that performance obligation’s relative standalone selling price. If a standalone selling price is not observable, cost plus expected contract margin percentage is used. The Company’s primary performance obligations include delivering standard goods to customers, designing and manufacturing a broad range of equipment customized to a customer’s specifications, and rendering of maintenance service contracts.

Payments from customers are generally due 30 to 60 days after invoicing. Invoicing for sales of standard products generally coincides with shipment or delivery of goods. Invoicing for customized products typically follows a schedule for billing at contractual milestones. Payment milestones normally include down payments upon the contract signing, completion of product design, completion of customer’s preliminary inspection, shipment or delivery, completion of installation and customer’s on-site inspection.

Certain revenue recognized by the Company relates to contracts with customers for standard or off-the-shelf products. As control typically transfers to the customer upon shipment of the product in these circumstances, revenue is generally recognized at that point in time. For service contracts, the Company recognizes revenue ratably over the period of performance as the customer simultaneously receives and consumes the benefits of the services provided.

In certain contracts, the Company is engaged to engineer and build highly-customized, large-scale products and systems. In these circumstances, the Company produces an asset with no alternative use and has a right to payment for performance completed to date. As a result, revenue is recognized over time based on progress to date. To measure progress, the Company uses an input method based on costs incurred, excluding uninstalled materials, relative to total estimated costs. Under this method, contract revenues are recognized over the performance period of the contract. This method best reflects contract progress based on the nature, timing and extent of our underlying performance activities. The amount recognized is directly proportionate to the costs incurred as a percentage of total estimated costs for the entirety of the contract. This method requires estimates to determine the appropriate cost and revenue recognition. Significant management judgments and estimates, including estimated costs to complete projects, must be made and used in connection with revenue recognized during each period. Current estimates may be revised as additional information becomes available. The revisions are recorded in income in the period in which they are determined using the cumulative catch-up method of accounting.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

Given the nature of these long-term contracts, the Company is often paid at various points throughout the process, based on the contractual terms. The Company applies the available practical expedient involving the existence of a significant financing component. As the Company does not receive material payments greater than one year in advance or arrears of revenue recognition, the Company does not consider any arrangements to include financing components.

Any recognized revenues in excess of customer billings are recorded as a component of Trade receivables. Billings to customers in excess of recognized revenues are recorded as a component of Customer advances and billings in excess of costs incurred. For long-term contracts, amounts are billed as work progresses based on the specified timeline included in the contractual terms. Each contract is evaluated individually to determine the net asset or net liability position. As of December 31, 2021 and December 31, 2020, there were $183.2 million and $162.5 million, respectively, of revenues in excess of billings and $141.9 million and $137.0 million, respectively, of billings in excess of revenues on long-term contracts in the Consolidated Balance Sheets. As of December 31, 2021 and December 31, 2020, there were $4.6 million and $0 million, respectively, of revenues in excess of billings, and $3.1 million and $0.0 million, respectively, of billings in excess of revenues on long-term contracts in the Consolidated Balance Sheets, attributable to entities acquired during 2021. For contracts recognized at a point in time, revenue recognition and billing typically occur simultaneously.

Taxes Collected from Customers and Remitted to Governmental Authorities

The Company collects various taxes and fees as an agent in connection with the sale of products and remits these amounts to the respective taxing authorities. These taxes and fees have been presented on a net basis in the Consolidated Statements of Operations and are recorded as a component of Accrued liabilities in the Consolidated Balance Sheets until remitted to the respective taxing authority.

Research and Development Expense

Research and development expense for the years ended December, 31, 2021 and 2020 were $17.7 million and $16.4 million, respectively. Research and development costs are expensed as incurred and are included in Selling, general and administrative expense in the Consolidated Statements of Operations. These amounts do not include development and application engineering costs incurred in conjunction with fulfilling customer orders and executing customer projects, which are recognized in cost of sales as the contract is fulfilled.

Advertising Costs

Advertising costs are expensed as incurred and included in selling, general and administrative expenses.

Advertising costs for the years ended December 31, 2021 and 2020 were $2.1 million and $1.6 million, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include all financial instruments purchased with an initial maturity of three months or less.

Restricted Cash

The Company considers cash to be restricted when withdrawal or general use is legally restricted. The Company reports restricted cash as other current assets in the Consolidated Balance Sheets. Restricted cash at December 31, 2021 and December 31, 2020 was $3.2 million and $1.3 million, respectively.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

Concentrations of Risk

The Company regularly maintains deposits in banks which may, at times, exceed amounts covered by insurance provided by the federal insurers. The Company mitigates exposure to credit risk by placing cash and cash equivalents with highly rated financial institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash and cash equivalents. No individual customer represents more than 4% of total revenues.

Credit risk related to derivatives arises when amounts receivable from a counterparty exceed those payable. Because the notional amount of the derivative instruments only serves as a basis for calculating amounts receivable or payable, the risk of loss with any counterparty is limited to a fraction of the notional amount. The Company minimizes the credit risk related to derivatives by transacting only with multiple, high-quality counterparties that are major financial institutions with investment grade credit ratings. The Company has not experienced any financial loss as a result of counterparty nonperformance in the past. The majority of the derivative contracts to which the Company is a party, settle monthly or quarterly, or mature within one year. Because of these factors, the Company believes it has minimal credit risk related to derivative contracts as of December 31, 2021.

Trade Receivables and Allowance for Credit Losses

Trade accounts receivable consist of amounts owed for products shipped to or services performed for customers. Reviews of customers’ creditworthiness are performed prior to order acceptance or order shipment. Trade accounts receivable are recorded net of an allowance for expected credit losses. Effective with the adoption of ASU 2016-13, “Financial Instruments - Credit Losses” (Topic (326), the Company records an allowance for credit losses using the expected credit loss model that was adopted on January 1, 2020. The Company estimates expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. When measuring expected credit losses, the Company pools assets with similar country risk and credit risk characteristics. Each period the allowance for credit losses is adjusted through earnings to reflect expected credit losses over the remaining lives of the assets.

A progression of activity in the allowance for credit losses is presented in the following table.

	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020
Balance at beginning of the period	$28,744	$16,375
Acquisitions	—	12,491
Change in provision	(2,975)	(698)
Write-offs, net of recoveries	(158)	(973)
Foreign currency translation and other	(800)	1,549

Balance at end of the period	$24,811	$28,744

The following table provides the major categories of trade receivables as of December 31, 2021 and December 31, 2020 presented in the Consolidated Balance Sheets.

	2021	2020
Accounts receivable, net	$418,894	$359,373
Contract assets	183,170	162,463

Total trade receivables	$602,064	$521,836

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

Inventories

Inventories, net include the cost of material, labor and overhead and are stated at the lower of cost (primarily determined on a first-in, first-out basis) or net realizable value. The Company periodically reviews its quantities of inventories on hand and compares these amounts to the expected usage of each particular product. The Company records a charge to Cost of sales for any amounts required to reduce the carrying value of inventories to net realizable value.

Property, Plant and Equipment

Property, plant and equipment, net are stated at cost, which includes the fair values of such assets acquired. Depreciation of property, plant and equipment is recorded on a straight-line basis over estimated useful lives. Assets recorded under capital leases are amortized over the shorter of their estimated useful lives or the lease terms, which range from 3 to 15 years. Repair and maintenance expenditures are expensed as incurred unless the repair extends the useful life of the asset.

Leases

The Company leases certain office spaces, warehouses, facilities, vehicles and equipment. The Company determines if an arrangement is a lease at inception. At lease commencement, the Company records a lease liability and corresponding right-of-use (ROU) asset. Lease liabilities represent the present value of our future lease payments over the expected lease term, which includes options to extend or terminate the lease when it is reasonably certain those options will be exercised. The Company’s lease agreements sometimes contain lease and non-lease components. Payments under lease agreements are primarily fixed. Non-lease components primarily include payments for maintenance and utilities. The Company combines fixed payments for non-lease components with lease payments and accounts for them together as a single lease component which increases the amount of our lease assets and liabilities.

For those leases with payments based on an index, the lease liability is determined using the index at lease commencement. Lease payments based on increases in the index subsequent to lease commencement are recognized as variable lease expense as they occur. The present value of our lease liability is determined using our incremental borrowing rate at lease inception. ROU assets represent our right to control the use of the leased asset during the lease and are recognized in an amount equal to the lease liability. Over the lease term we use the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized to earnings in a manner that results in a straight-line expense recognition in the Statement of Earnings. The ROU lease asset and lease liability are recorded on the Consolidated Balance Sheet, with the current lease liability being included in Accrued Liabilities. Leases with an initial term of twelve months or less are not recorded on the Consolidated Balance Sheet and are expensed on a straight-line basis over the lease term within the Statement of Operations.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the costs in excess of the fair value of net assets acquired associated with acquisitions by the Company. Indefinite-lived intangible assets consist of trade names.

The Company evaluates the recoverability of Goodwill and indefinite-lived intangible assets annually, as of the last day of October, or more frequently if an event occurs or circumstances change in the interim that would more likely than not reduce the fair value of the asset below its carrying amount. Goodwill and indefinite-lived intangible assets are considered to be impaired when the carrying value of a reporting unit or asset exceeds its fair value. Reporting units are defined as either operating segments or one level below the operating segments for which discrete financial information is available and reviewed by the business management.

In the evaluation of Goodwill for impairment, GHBV first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting entity is less than its carrying value. If the Company determines that it is not more likely than not for a reporting unit’s fair value to be less than its carrying value, a calculation of the fair value is not performed. If the Company determines that it is more likely than not for a reporting unit’s fair value to be less than its carrying value, a calculation of the reporting entity’s fair value is performed and compared to the carrying value of that entity. In certain instances, GHBV may elect to forgo the qualitative assessment and proceed directly to the quantitative impairment test. If the carrying value of a reporting unit exceeds its fair value, Goodwill of that reporting unit is impaired.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

The Company measures fair value of its reporting units based on a present value of future discounted cash flows and a market valuation approach. The discounted cash flow models indicate the fair value of each reporting unit based on the present value of the cash flows that the reporting units are expected to generate in the future. Significant estimates in the discounted cash flow models include: the weighted average cost of capital, long-term rate of growth and profitability of the Company, and working capital effects. The market valuation approach indicates the fair value of the Company based on a comparison against certain market information. Significant estimates in the market approach model include identifying appropriate market multiples and assessing earnings before interest, income taxes, depreciation and amortization.

A qualitative annual impairment assessment of Goodwill was performed for the years ended December 31, 2021 and 2020, which indicated that no impairment existed.

In the evaluation of indefinite-lived intangible assets for impairment, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value. If the Company determines that it is not more likely than not for the indefinite-lived intangible asset’s fair value to be less than its carrying value, a calculation of the fair value is not performed. If the Company determines that it is more likely than not that the indefinite-lived intangible asset’s fair value is less than its carrying value, a calculation is performed and compared to the carrying value of the asset. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The Company measures the fair value of its indefinite-lived intangible assets using the “relief from royalty” method. Significant estimates in this approach include projected revenues and royalty and discount rates for each trade name evaluated.

No impairment charges have been recognized related to goodwill and indefinite-lived intangibles during the years ended December 31, 2021 and 2020.

Impairment of Long-Lived Assets Other than Goodwill and Indefinite-Lived Intangible Assets

Definite-lived Intangible assets primarily represent acquired customer relationships, acquired order backlog, acquired technology, and software license agreements. Acquired order backlog is amortized in the same period the corresponding revenue is recognized. Intangible assets are being amortized on a straight-line basis over their estimated useful lives, generally ranging from one to 20 years.

The Company assesses its long-lived assets other than Goodwill and indefinite-lived intangible assets for impairment whenever facts and circumstances indicate that the carrying amounts may not be fully recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment, the Company first compares the undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques. No impairment was recorded for any periods presented.

Derivatives

The Company is subject to foreign currency risk associated with the translation of the net assets of foreign subsidiaries to United States (“U.S.”) dollars on a periodic basis.

Derivative instruments are generally recognized on a gross basis in the Consolidated Balance Sheets in either Other current assets, Other assets, Accrued liabilities or Other liabilities depending upon their respective fair values and maturity dates.

The Company’s foreign currency forward contracts are subject to master netting arrangements or agreements between the Company and each counterparty for the net settlement of all contracts through a single payment in a single currency in the event of default or termination of any one contract with that certain counterparty. It is the Company’s practice to recognize the gross amounts in the Consolidated Balance Sheets.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

The Company does not enter into derivative contracts for trading purposes.

See Note 16, “Financial Instruments and Fair Value Measurements” for additional information regarding the Company’s derivative instruments.

Warranty Costs

Estimated expenses related to product warranties are accrued as the revenue is recognized on products sold to customers and included in Cost of sales in the Consolidated Statements of Operations. Estimates are established using historical information as to the nature, frequency, and average costs of warranty claims.

The activity in the Company’s warranty liability, which is included in Accrued liabilities and Other liabilities in the Company’s Consolidated Balance Sheets, consisted of the following:

	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020
Warranty liability, beginning of period	$43,417	$46,925
Accrued warranty expense	9,790	5,576
Changes in estimates related to pre-existing warranties	681	1,494
Cost of warranty service work performed	(11,061)	(14,669)
Acquisitions	2,982	4,126
Foreign exchange translation effect	(1,712)	(35)

Warranty liability, end of period	$44,097	$43,417

Income Taxes

Income taxes for the Company are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the Consolidated Financial Statements and their respective tax basis.

Deferred income tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Deferred income tax assets and liabilities are reported in Other assets and Other liabilities in the Company’s Consolidated Balance Sheets, respectively. The effect on deferred income tax assets and liabilities of a change in tax rates is generally recognized in Provision for income taxes in the period that includes the enactment date.

Valuation allowances are recorded if it is more likely than not that some portion of the deferred income tax assets will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including the expected level of future taxable income and available tax planning strategies. Any changes in judgment about the valuation allowance are recorded through Provision for income taxes and are based on changes in facts and circumstances regarding realizability of deferred tax assets.

The Company must presume that an income tax position taken in a tax return will be examined by the relevant tax authority and determine whether it is more likely than not that the tax position will be sustained upon examination based upon the technical merits of the position. An income tax position that meets the more-likely-than not recognition threshold is measured to determine the amount of benefit to recognize in the consolidated financial statements. The Company establishes a liability for unrecognized income tax benefits for income tax positions for which it is more likely than not that a tax position will not be sustained upon examination by the respective taxing authority to the extent such tax positions reduce the Company’s income tax liability.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

Foreign Currency Exchange Gains and Losses

The Company’s Financial Statements are presented in US dollars. The functional currencies of the Company’s operating subsidiaries are generally the local currencies of the countries in which each subsidiary is located. Assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the balance sheet date. The amounts recorded in the Consolidated Statements of Comprehensive Income (Loss) each year in foreign currency translation are net of income taxes to the extent the underlying equity balances in the entities are not deemed to be permanently reinvested. Revenues and expenses are translated at average rates of exchange in effect during the year.

Transactions in foreign currencies are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated for inclusion in the Consolidated Balance Sheets are recognized in Selling, general and administrative expense or Interest expense in the Consolidated Statements of Operations for that period.

During the year ended December 31, 2021, the Company recognized net a foreign currency transaction gain of $3.1 million and loss of $3.1 million in Interest expense and Selling, general and administrative expense, respectively, in the Consolidated Statement of Operations. During the year ended December 31, 2020, the Company recognized a net foreign currency transaction loss of $6.8 million and $0.9 million in Interest expense and Selling, general and administrative expense, respectively, in the Consolidated Statement of Operations.

Debt Issuance Costs

Costs directly related to the placement of debt are capitalized and amortized to Interest expense using a straight line method over the term of the related obligation. Net deferred issuance costs of $57.0 million and $64.9 million, respectively, were included in the Consolidated Balance Sheets as a direct deduction from the debt liability as of December 31, 2021 and 2020, which includes $22.0 million and $11.4 million, respectively, of accumulated amortization. See Note 13, “Debt” for additional discussion regarding the Company’s borrowing arrangements.

Use of Estimates

The Company makes certain estimates and assumptions in preparing its consolidated financial statements in accordance with U.S. GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from those estimates.

The Company’s results can also be affected by economic, political, legislative, regulatory and legal actions, including but not limited to health epidemics and pandemics and the resulting economic impact, including the impact from the global outbreak of the novel coronavirus (COVID-19). Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, and government fiscal policies can have a significant effect on operations. While the Company maintains reserves for anticipated liabilities and carries various levels of insurance, the Company could be affected by civil, criminal, regulatory or administrative actions, claims or proceedings.

Equity Method Investments

Investments in joint ventures, where the Company has a significant influence but not a controlling interest, are accounted for using the equity method of accounting. Investments accounted for under the equity method are initially recorded at the amount of the Company’s initial investment and adjusted each period for the Company’s share of the investee’s income or loss and dividends paid. All equity investments are reviewed quarterly for indications of other than temporary impairment, including, but not limited to, significant and sustained decreases in quoted market prices or a series of historic and projected operating losses by investees. If the decline in fair value is considered to be other than temporary, an impairment loss is recorded and the investment is written down to a new carrying value. Investments in joint ventures acquired in a business combination are recognized in the opening balance sheet at fair value.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

The carrying value of equity method investments recorded within other non-current assets on the Consolidated Balance Sheets as of December 31, 2021 and 2020 was as follows:

	2021	2020
Investments in Equity Method Investees
L&T Howden Private Ltd (49.9%)	$10,356	$8,393
Other equity method investees	299	330

	$10,655	$8,723

Variable Interest Entities

We determine at the inception of each arrangement whether an entity in which we have made an investment or in which we have other variable interests is considered a variable interest entity (“VIE”). We consolidate VIEs when we are the primary beneficiary. We are the primary beneficiary of a VIE when we have the power to direct activities that most significantly affect the economic performance of the VIE and have the obligation to absorb the majority of their losses or benefits. If we are not the primary beneficiary in a VIE, we account for the investment or other variable interests in a VIE in accordance with U.S. GAAP. Periodically, we assess whether any changes in our interest or relationship with the entity affect our determination of whether the entity is a VIE and, if so, whether we are the primary beneficiary.

Management Incentives

Granite Management Holdings LP granted, pursuant to the Granite Management Holdings LP Equity Incentive Plan (“Granite Equity Plan”), non-voting membership interests to select key members of the Company’s management in the form of shares. The shares were profits interests in Granite Management Holdings LP. Refer to Note 19, “Management Incentive Compensation”.

The Company accounts for incentive units in accordance with Accounting Standard Codification (ASC) 718, Compensation-Stock Compensation (ASC 718). In accordance with ASC 718, compensation expense is measured at estimated grant date fair value of the incentive units and is included as compensation expense over the vesting period during which an employee provides service in exchange for the award.

The Company uses the Monte Carlo simulation method to determine fair value of its incentive units, as the equity units granted have certain economic similarities to options. The Monte Carlo simulation method utilizes multiple inputs to estimate the probability that market conditions will be achieved. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company. As a result, if other assumptions are used, unit-based compensation cost could be materially impacted.

For equity awards that have a performance condition, the Company recognizes compensation expense on consummation of an exit event.

The Company classifies equity-based compensation expense in its Consolidated Statements of Operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified.

A separate cash settled Long-Term Incentive Plan exists for a limited group of key senior participants to reward them for their contributions to the long-term success of the business. This award is based on the return on invested capital multiple measured at the time of an exit event. This plan is accounted for as a under ASC 710, Compensation. An expense is recorded on consummation of an exit event. These distributions are accounted for by the Company as non-cash compensation expense with a corresponding accrual in other liabilities.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

Defined Benefit Plans

The Company sponsors a number of pension plans and other post-retirement benefit plans worldwide. The calculation of the pension and other post-retirement benefit obligations and net periodic benefit cost under these plans requires the use of actuarial valuation methods and assumptions. These assumptions include the discount rates used to value the projected benefit obligations, future rate of compensation increases, and expected rates of return on plan. The discount rates selected to measure the present value of the Company’s benefit obligations as of December 31, 2021 and 2020 were derived by examining the rates of high-quality, fixed income securities whose cash flows or duration match the timing and amount of expected benefit payments under the plans. In accordance with U.S. GAAP, actual results that differ from the Company’s assumptions are recorded in accumulated other comprehensive income (loss) and amortized through net periodic benefit cost over future periods. While management believes that the assumptions are appropriate, differences in actual experience or changes in assumptions may affect the Company’s pension and other postretirement benefit obligations and future net periodic benefit cost.

See Note 15 “Defined Benefit Plans” for disclosures related to the Company’s benefit plans, including quantitative disclosures reflecting the impact that changes in certain assumptions would have on service and interest costs and benefit obligations.

Operating Segments

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has two reportable business segments: the Global Product Group (“GPG”) and Regional Sales. Please refer to Note 20 “Segmental Reporting” for an overview of the identified operating segments.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

4. Recently Issued Accounting Pronouncements

Accounting Guidance Implemented in 2021

Standards Adopted	Description	Adoption Date

ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment	The ASU removes the requirement to calculate the implied fair value of goodwill.	January 1, 2020

ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement	The ASU modified the disclosure requirements for fair value measurements. The adoption of this standard does not result in any changes to the current disclosures, as the requirements modified by the ASU are not applicable or are immaterial for disclosure.	January 1, 2020

ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes	In December 2019, the Financial Accounting Standards Board (FASB) issued ASU 2019-12 which amends ASC 740 to simplify the accounting for income taxes. The resultant modifications to ASC 740 remove certain exceptions to the general principles in ASC 740 and amend existing provisions to provide consistency. ASU 2019-12 became effective for the Company on January 1, 2021. We have undertaken an assessment in light of the Company’s current positions and it has been assessed that the update does not have a material impact on the Company’s consolidated financial statements and related disclosures.	January 1, 2021

ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments	The ASU eliminates the probable initial recognition threshold under current U.S. GAAP and broadens the information an entity must consider when developing its expected credit loss estimates to include forward-looking information. The adoption of ASU 2016 – 13 did not have a material impact on the Company’s consolidated financial statements.	January 1, 2020

ASU 2021-06, Presentation of Financial Statements (Topic 205) - Amendments to Financial Disclosures about Acquired and Disposed Businesses	The ASU outlines the tests to determine whether an acquisition should be classified as a significant business acquisition. It also clarifies the disclosures required both for annual and interim accounts for significant acquisitions. The adoption of ASU 2021 – 06 did not have a material impact on the Company’s consolidated financial statements.	August 9, 2021

ASU 2018-14, Compensation Retirement Benefits Defined Benefit Plans - General (Topic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans	The ASU modifies the disclosure requirements for employers that sponsor defined benefit pension or other post retirement plans. The adoption of ASU 2018 – 14 did not have a material impact on the Company’s consolidated financial statements.	January 1, 2021

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

New Accounting Guidance to be Implemented

Standards Pending Adoption	Description	Anticipated Impact	Effective/Adoption Date
ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance	The ASU issues guidance on the required annual disclosures for transactions from a government which is accounted for by analogizing to a grant or contribution model.	The Company has evaluated the impact of this ASU on its Consolidated Financial Statements as being immaterial.	January 1, 2022

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

5. Acquisitions

Granite Holdings II B.V.

On September 30, 2019, Granite Holdings II B.V. (GHBV), a wholly-owned subsidiary of KPS Capital Partners, acquired 100% of the voting interest in entities comprising the Air and Gas Handling Business (“Howden”) of Colfax Corporation, previously subsidiaries of Colfax, with such entities surviving as wholly owned subsidiaries of Granite Holdings II B.V.

Howden is a leading diversified industrial company that designs, manufactures, installs and maintains air and gas handling products for use in a wide range of markets, including Energy and Renewables, Mining Safety, Industrial Solutions, Infrastructure Solutions, and Coal Power. The Company’s products are marketed to customers under the Howden brand name.

The acquisition was accounted for as a business combination under ASC 805, Business Combinations (“ASC 805”). The preliminary total purchase price was $1.67 billion, subject to certain adjustments pursuant to the purchase agreement, and the assumption by GHBV of certain liabilities and minority interests. Certain adjustments to the provisional purchase price allocation have been made as further information became available which caused us to re-evaluate the fair value of assets and liabilities acquired as of the acquisition date. The 12-month measurement period, during which adjustments to the business combination could arise as a result of new facts and circumstances, has now ended. The final purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of the acquisition, as follows:

September 30, 2019
Total consideration	$1,668,840
Cash acquired	(39,658)

Net purchase price	$1,629,182

Assets acquired:
Trade receivables	$497,547
Net inventories	156,528
Property, plant & equipment	240,907
Intangible assets	787,810
Other assets	193,783

Total assets acquired	1,876,575
Liabilities assumed:
Accounts payable	(267,347)
Customer advances and billings in excess of costs incurred	(158,324)
Accrued expenses	(197,358)
Other liabilities	(237,941)

Total liabilities assumed	(860,970)

Net assets acquired	1,015,605

Non-controlling interest	(54,352)

Goodwill	667,929

Fair value of total consideration transferred	$1,629,182

Prior to the finalization of the purchase price allocation, the Company recorded measurement-period adjustments to the provisional opening balance sheet as shown in the table above. Adjustments were made primarily to trade receivables, inventories and accrued expenses. There were no material measurement-period adjustments impacting current-period earnings that would have been recorded in the previous reporting period if the adjustments to the provisional amounts had been recognized as of the acquisition date.

The purchase price allocation included $787.8 million of identifiable intangible assets, certain of which are definite-lived intangibles and are amortized over the estimated useful life in proportion to the economic benefits consumed. The determination of the useful lives is based upon various industry studies, historical acquisition experience, economic factors, and future cash flows of the combined

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

company. In addition, the Company reviewed certain technological trends and also considered the relative stability and retention rates in the historical Howden customer base.

The following details the total intangible assets identified as of September 30, 2019.

	As of September 30, 2019	Weighted-Average Amortization Period (in years)
Customer lists	$307,300	20
Trade names	196,100	Indefinite
Backlog	122,500	1 - 3
Patents	76,900	12 - 16
Developed technology	36,100	4 - 10
Internally generated software	30,600	10
Software	18,310	3

Identifiable intangible assets	$787,810

The fair values of inventory were determined on the market and cost approaches, property, plant and equipment on primarily the cost approach, identifiable intangible assets on the income approach (customer relationships and backlog using the multi-period excess earnings method and trade name using relief-from-royalty method). The Company utilized a third party valuation firm to assist in the determination of fair value of customer relationships and trade name. The Company has determined that non-recurring fair value measurements related to certain assets acquired rely primarily on company-specific inputs and the company’s assumptions about the use of the assets, as observable inputs, which are not available, and as such, reside within Level 3 as provided for under ASC 820.

The Company recorded $2.5 million of costs related to the Granite Acquisition in the year ended December 31, 2020.

Costs directly related to the placement of debt used to fund the Granite Acquisition were capitalized and amortized to interest expense primarily using the effective interest method over the term of the related obligation.

Non-controlling Interest Buyout

On July 16, 2020, the Company completed the acquisition of 12% equity interest in Howden Hua Engineering Co., Ltd (“HHEL”) from Weihai Zhenghua Investment Management Co., Ltd, increasing the Company’s equity interest in HHEL to 82%. The purchase price was $22.1 million.

Balcke-Dürr Rothemühle GmbH

On January 29, 2021, the Company acquired 100% ownership of Balcke-Dürr Rothemühle GmbH (Rothemühle), a leading global provider of air preheaters, gas-gas-heaters and related heat recovery equipment, for a net purchase price of $10.0 million cash (total consideration of $13.8 million, net of $3.8 million acquired cash). The acquisition expands the Company’s capabilities in delivering environmental and energy technology solutions.

The acquisition of Rothemühle was accounted for as a business combination. We have assessed the identification and measurement of the assets acquired and liabilities assumed based on their fair values as of the close of the acquisition. Total assets of $14.0 million were acquired, including $9.7 million of identifiable intangible assets. Total liabilities of $8.8 million were assumed, generating net assets acquired of $5.2 million and goodwill of $4.8 million. The goodwill recognized is not expected to be deductible for tax purposes

Peter Brotherhood Limited

On March 11, 2021, the Company acquired 100% ownership of Peter Brotherhood Limited, a global leader in the design, manufacture, and service of steam turbines and turbine generator sets, for a net purchase price of $41.2 million (total consideration of

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

$43.4 million, net of $2.2 million of acquired cash). The acquisition further expands Howden’s technologies and capabilities in delivering environmental and energy technology solutions to its customers. Specifically, this acquisition expands Howden’s steam turbine product range to include larger scale, multi-stage technology offerings. Steam turbines recover energy from waste heat, improve efficiency for customers and reduce customers’ carbon footprint, and this acquisition is aligned with our vision of advancing a more sustainable world.

The acquisition of Peter Brotherhood Limited was accounted for as a business combination. We have assessed the identification and measurement of the assets acquired and liabilities assumed based on their fair values as of the close of the acquisition. Total assets of $31.6 million were acquired, including $14.6 million of identifiable intangible assets and $10.0 million of Property, Plant and Equipment. Total liabilities of $18.0 million were assumed, generating net assets acquired of $13.6 million and resulting goodwill of $27.6 million. The goodwill is not expected to be deductible for tax purposes.

Maintenance Partners N.V.

On April 30, 2021, the Company acquired 100% ownership of Maintenance Partners NV, an independent provider of aftermarket services focused on the maintenance, repair and overhaul of industrial compressors, blowers, and steam turbines, for a net purchase price of $11.1 million and total consideration of $21.3 million, which included acquired debt of $10.2 million. Total purchase price also included initial cash consideration of $6.1 million, deferred consideration of $2.6 million and an earn-out provision of $2.4 million, both payable in the future subject to certain criteria within the purchase agreement being met. The acquisition further develops the Company’s ability to provide customers with a full range of aftermarket services close to their operations, and adds to the Company’s digital maintenance solutions.

The acquisition of Maintenance Partners NV was accounted for as a business combination. We are currently assessing the identification and measurement of the assets acquired and liabilities assumed based on their fair values as of the close of the acquisition. Preliminary, $34.5 million of total assets have been recorded, including $12.8 million of trade receivables. Total liabilities of $21.5 million were recorded, resulting in net assets acquired of $13.0 million and $8.3 million of goodwill. The goodwill is not expected to be deductible for tax purposes.

The Spencer Turbine Company

On October 4, 2021, the Company acquired the business (including substantially all the assets and liabilities) of Spencer Turbine, an independent manufacturer of industrial blowers, vacuum systems and gas pressure boosters for a net purchase price of $32.7 million. The acquisition further expands Howden’s presence in growing markets, particularly wastewater, with a complementary product portfolio.

The acquisition of the Spencer Turbine Company was accounted for as a business combination. We are currently assessing the identification and measurement of the assets acquired and liabilities assumed based on their fair values as of the close of the acquisition. Preliminary, $35.6 million of total assets have been recorded, including $12.2 million of identifiable intangible asset. Total liabilities of $13.0 million were recorded, resulting in net assets acquired of $22.6 million and $10.1 million of goodwill. The goodwill is expected to be deductible for tax purposes.

An agreement for the acquisition of 100% of the shares of Spencer Turbine Beijing for $1.5 million was also signed on October 4, 2021, with completion delayed subject to regulatory approval, which was not obtained until 31 January 2022. Further cash consideration of $1.2 million in connection with this acquisition was held in an escrow account at December 31, 2021 and is recorded as restricted

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

cash in other current assets on the Consolidated Balance Sheets. These funds, together with a further $0.3 million cash, were released to the seller on January 31, 2022 when the acquisition was completed.

Compressor Products International

On December 21, 2021, the Company completed the acquisition of 100% of the voting interest in Compressor Products International (CPI) from Enpro Industries. CPI are a leading provider of aftermarket components and services to the global reciprocating compressor market. They have a diverse, global blue-chip customer base, manufacturing precision-engineered customer aftermarket products.

The acquisition is well aligned with our focus of expanding Howden’s global aftermarket offerings and presence. By leveraging CPI’s strategically located service centers, we will expand our aftermarket services and coverage across North America and Europe to better serve our customers and offer expanded services for Howden and non-Howden compressors. CPI’s valves and aftermarket products are complementary and strategically important additions to our existing aftermarket compressor technology portfolio. It also reinforces Howden’s role in supporting the ongoing energy transition towards renewable sources of energy, using CPI’s reciprocating compressor technology to support customers through their energy transition.

The net cash consideration was approximately $191.7 million, (total purchase price of $195.2 million, net of $3.5 million of acquired cash) resulting in goodwill of approximately $66.7 million. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date.

December 21, 2021
Consideration	$195,188
Cash acquired	(3,536)

Net purchase price	$191,652

Assets acquired:
Trade receivables	$18,322
Net inventories	15,664
Property, plant and equipment	20,563
Right of use asset	12,153
Identifiable intangible assets	96,085
Other assets	12,057

Total assets acquired	174,844
Liabilities assumed:
Accruals	(5,827)
Operating lease liability	(12,153)
Deferred tax liability	(15,515)
Payables	(12,621)
Other liabilities	(3,796)

Total liabilities assumed	(49,912)

Net assets acquired	124,932

Goodwill	66,720

Fair value of total consideration transferred	$191,652

The purchase price allocation included $96.1 million of identifiable intangible assets, certain of which are definite-lived intangibles and are amortized over the estimated useful life in proportion to the economic benefits consumed. The determination of the useful lives is based upon various industry studies, historical acquisition experience, economic factors, and future cash flows of the

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

combined company. In addition, the Company reviewed certain technological trends and also considered the relative stability and retention rates in the historical Howden customer base.

The following details the total intangible assets identified as of December 21, 2021:

	As of December 31, 2021	Weighted-Average Amortization Period (in years)
Customer lists	$70,625	20
Trade names	14,305	Indefinite
Backlog	1,485	1
Developed technology	9,670	10

Identifiable intangible assets	$96,085

The fair values of inventory were determined on the market and cost approaches, property, plant and equipment on primarily the cost approach, identifiable intangible assets on the income approach (customer relationships and backlog using the multi-period excess earnings method and trade names and developed technology using relief-from-royalty method). The Company utilized a third party valuation firm to assist in the determination of fair value of customer relationships and trade name. The Company has determined that non-recurring fair value measurements related to certain assets acquired rely primarily on company-specific inputs and the company’s assumptions about the use of the assets, as observable inputs, which are not available, and as such, reside within Level 3 as provided for under ASC 820

The following table represents the pro forma Consolidated Statement of Operations as if CPI had been included in the consolidated results of the Company for the entire years ending December 31, 2021 and December 31, 2020:

	December 31, 2021	December 31, 2020
Revenue	$1,670,043	$1,489,967
Profit (loss) before income tax	$92,320	$(65,520)

Aggregated Acquisition Significance Assessment

As stated for each unit above, Howden performed an acquisition significance test for each individual acquisition to determine whether further disclosures were necessary. Each unit apart from Compressor Products International was deemed not to be significant.

In line with the ASC 805, Howden also performed an aggregated significance test combining the results of all acquisitions apart from Compressor Products International. The conclusion of this test was that the aggregated acquisitions were also not significant.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

6. Revenue

The following tables disaggregate the Company’s revenue by vertical market, major product and geography. Revenue is shown as third party as management believes this to be the most appropriate representation of the Company’s activity:

	Year Ended December 31, 2021
	GPG	Regional Sales	Total
Revenue by vertical markets:
Energy and renewables	$100,583	$235,894	$336,477
Mining safety	—	143,839	143,839
Industrial solutions	67,370	560,153	627,523
Infrastructure solutions	16,616	115,127	131,743
Coal power	48	336,508	336,556

Total	$184,617	$1,391,521	$1,576,138

Revenue by product:
Fans	$3,991	$584,673	$588,664
Heaters	—	257,349	257,349
Compressors	136,825	293,111	429,936
Steam turbines	40,630	44,115	84,745
Other	3,171	212,273	215,444

Total	$184,617	$1,391,521	$1,576,138

Revenue by geography:
Europe, Middle East, and North Africa	$134,892	$320,796	$455,688
China	22,799	429,775	452,574
North America	2,609	308,600	311,209
Asia Pacific (excluding China)	18,994	172,871	191,865
Other	5,323	159,479	164,802

Total	$184,617	$1,391,521	$1,576,138

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

	Year Ended December 31, 2020
	GPG	Regional Sales	Total
Revenue by vertical markets:
Energy and renewables	$118,355	$165,369	$283,724
Mining safety	—	132,775	132,775
Industrial solutions	102,008	450,197	552,205
Infrastructure solutions	24,695	125,573	150,268
Coal power	—	279,894	279,894

Total	$245,058	$1,153,808	$1,398,866

Revenue by product:
Fans	$10,617	$556,464	$567,081
Heaters	—	207,956	207,956
Compressors	181,471	212,972	394,443
Steam turbines	46,515	15,946	62,461
Other	6,455	160,470	166,925

Total	$245,058	$1,153,808	$1,398,866

Revenue by geography:
Europe, Middle East, and North Africa	$181,457	$220,717	$402,174
China	26,248	327,471	353,719
North America	5,428	316,350	321,778
Asia Pacific (excluding China)	23,402	161,296	184,698
Other	8,523	127,974	136,497

Total	$245,058	$1,153,808	$1,398,866

Revenue recognized over time using an input method based on costs incurred relative to total estimated costs for the years ended December 31, 2021 and 2020 was $1,062.6 million and $925.5 million, respectively of total revenue.

In certain contracts, the Company is engaged to engineer and build highly-customized, large-scale products and systems where revenue is recognized over time, based on progress to date. As of December 31, 2021, the Business had $1.2 billion of remaining performance obligations, which is also referred to as total backlog. Of that total backlog, the Business expects to recognize approximately 77% as revenue in 2021 and an additional 23% thereafter.

In some circumstances for both over time and point in time contracts, customers are billed in advance of revenue recognition, resulting in contract liabilities. As of December 31, 2021, and December 31, 2020 total contract liabilities were $243.6 million, and $174.9 million, respectively. During the years ended December 31, 2021 and 2020, revenue recognized that was included in the contract liability balance at the beginning of the year was $142.7 million and $118.2 million, respectively. Of this total, 78% and 71%, respectively, was related to long-term contracts which have met the criteria for over time recognition.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

7. Income Taxes

Granite Holdings II B.V. is registered in the Netherlands and therefore the Netherlands is considered to be the reporting entity’s home country. As such, foreign operation are those operations which are located outside of the reporting entity’s home county, being the Netherlands.

In 2021, Granite Holdings II B.V. generated income before income taxes of $82.2 million. The components of income (loss) before income taxes are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020 (As restated)
Netherlands	$987	$187
International	81,209	(76,973)

Income before income taxes	$82,196	$(76,786)

The components of income tax (benefit)/expense are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020 (As restated)
Netherlands
Current	$592	$1,639
Deferred	1,111	1,241

Total	$1,703	$2,880

International
Current	$48,575	$20,007
Deferred	(2,535)	(52,754)

Total	$46,040	$(32,747)

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

The Company’s Provision for income taxes differs from the amount that would be computed by applying the Dutch statutory rate. The Dutch rate has been used for the 2021 tax reconciliation as this is the country of domicile of Granite Holdings II B.V.:

	Year Ended December 31, 2021	Year Ended December 31, 2020 (As restated)
Taxes calculated at the Dutch statutory rate of 25%	25%	25%
State taxes	1%	(1%)
Change in enacted international tax rates	7%	0%
Permanent items	4%	(20%)
Effect of changes in accounting estimates relating to prior periods	(3%)	55%
Withholding and local taxes	5%	(6%)
Rate differential between the local rates and the statutory rate of the Netherlands	(0%)	(7%)
Temporary differences taken to reserves	0%	(2%)
Changes in valuation allowance and tax reserves	23%	(6%)
Other	(4%)	1%
Goodwill impairment	0%	0%

	58%	39%

Deferred income taxes, net, reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

The significant components of deferred tax assets and liabilities and gross unrecognized tax benefits, are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020 (As restated)
Deferred tax assets:
Post-retirement benefit obligation	$1,825	$2,260
Expenses currently not deductible	26,264	27,189
Net operating loss carryforward	48,462	46,934
Tax credit carryforward	3,133	1,846
Depreciation and amortization	11,862	7,280
Interest restriction carried forward	49,065	32,708
Other	22,874	10,460

Deferred tax asset, gross	$163,485	$128,677

Intra-jurisdictional netting	(107,193)	(97,780)
Valuation allowance	(54,795)	(29,590)

Deferred tax assets, net	$1,497	$1,307

Deferred tax liabilities:
Depreciation and amortization	$(185,890)	$(171,732)
Post-retirement benefit obligation	(1,188)	(1,303)
Other	(38,238)	(22,997)

Deferred tax liabilities, gross	$(225,316)	$(196,032)

Intra-jurisdictional netting	107,193	97,780

Total deferred tax liabilities	$(118,123)	$(98,252)

Total deferred tax liabilities, net	$(116,626)	$(96,945)

Howden evaluates the recoverability of its deferred tax assets on a jurisdictional basis by considering whether deferred tax assets will be realized on a more likely than not basis. The intangible assets arising on the Company combination are valued on a jurisdictional

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

basis and therefore the provision for deferred tax on these items is calculated at the tax rate of the jurisdiction to which the intangible assets are attributable. Deferred tax assets are net against deferred tax liabilities where there is a legal right to do so. The intra-jurisdictional netting adjustment in the above table arises as a result of this evaluation.

To the extent a portion or all of the applicable deferred tax assets do not meet the more likely than not threshold, a valuation allowance is recorded. During the year ended December 31, 2021, the valuation allowance increased from $29.6 million to $54.8 million. Consideration was given to tax planning strategies and future taxable income as to how much of the relevant deferred tax asset could be realized on a more likely than not basis. Other deferred tax assets and liabilities include timing differences arising on accruals, payments in advance, provisions, investments in subsidiaries and accounting for contracts.

The Company does not indefinitely reinvest the majority of its undistributed earnings of its subsidiaries. $1.3 million of undistributed earnings will be indefinitely reinvested, where timing of the reversal can be controlled. Should these earnings be remitted, tax would be due of $0.1 million. The Company has not recognized a deferred tax liability on this outside basis temporary difference.

At December 31, 2021 the Company had deferred tax assets net of valuation allowances of $1.4 million. The Company has deferred tax assets relating to tax losses of $48.5 million that either offset a deferred tax liability or have a valuation allowance recognized against them. Tax losses have arisen in Australia, Belgium, Canada, the Czech Republic, France, Japan, Mexico, the Netherlands, South Africa, the United Kingdom and the United States. Of the total net operating loss balance carried forward of $48.5 million, $35.0 million is carried forward indefinitely and $13.5 million will expire between December 31, 2021 and December 21, 2042.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Balance at beginning of the year	$—	$—
Change in tax positions of the current year	4,913	—

Balance at end of the year	$4,913	$—

If recognized, the above unrecognized tax benefits would not affect the effective tax rate as these would be offset by compensating adjustments in the Company’s current and deferred tax assets.

Howden conducts its business on a global basis. The Company and its subsidiaries are routinely examined by tax authorities around the world. Tax examinations remain in process in the Czech Republic, Denmark, the Netherlands, Germany, India and Mexico in addition to the state of Ohio in the United States. As at 31 December 2021, all tax examinations related to periods where the group was owned by Colfax Corporation for all or most of the period in question. Howden continues to work with Colfax Corporation to conclude these tax examinations.

The Company’s income tax filings are subject to audit by various taxing authorities. Periods for the Company open to examination in the jurisdictions in which the Company operates include tax years ended December 31, 2021, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2000 and 1999.

During the year ended December 31, 2021, the Company paid cash taxes of $36.5 million and in the year ended December 31, 2020, the Company paid cash taxes of $34.1 million.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

8. Goodwill and Intangible Assets

Goodwill represents the excess of the consideration transferred over the net assets recognized and represents the estimated future economic benefits arising from other assets acquired. The following tables summarize the activity in Goodwill during the years ended December 31, 2021 and 2020:

	GPG	Regional Sales	Total
Balance as at December 31, 2019	$119,130	$483,382	$602,512
Goodwill attributable to acquisitions (1)	12,934	52,483	65,417

Balance as at December 31, 2020	$132,064	$535,865	$667,929
Goodwill attributable to acquisitions (1)	26,971	90,929	117,900
Impact of foreign currency translation	(564)	(1,234)	(1,798)

Balance as at December 31, 2021	$158,471	$625,560	$784,031

(1)	Includes Purchase accounting adjustments associated with acquisitions per Note 5 “Acquisitions”

The following table summarizes the Company’s Intangible assets, excluding Goodwill:

	Useful	December 31, 2021		December 31, 2020
	Lives	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	(in years)	Amount	Amortization	Amount	Amortization
Indefinite-Lived Intangible Assets
Trade names	Indefinite	$225,089	$—	$196,166	$—
Definite-Lived Intangible Assets
Acquired customer relationships	10-20	396,855	(35,492)	307,300	(19,205)
Acquired backlog	1-6	126,168	(123,081)	122,500	(112,008)
Acquired technology	10-16	128,377	(20,870)	113,091	(11,381)
Software	3-10	59,613	(21,121)	57,155	(14,543)

		$936,102	$(200,564)	$796,212	$(157,137)

See Note 3, “Summary of Significant Accounting Policies” for discussion regarding impairment of intangible assets.

As of December 31, 2021, total amortization expense for intangible assets is expected to be as follows for the years ending December 31, 2022, 2023, 2024, 2025, and 2026, respectively:

Amortization Expense
2022	37,353
2023	34,927
2024	34,548
2025	34,120
2026	33,785

Amortization expense related to intangible assets was included in the Consolidated Statements of Operation as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Selling, general and administrative	$45,121	$82,762

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

9. Property, Plant and Equipment, Net

	Depreciable Life	December 31, 2021	December 31, 2020
	(In years)
Land	N/A	$25,436	$25,333
Buildings and improvements	5-40	122,957	105,120
Machinery and equipment	3-15	171,775	140,039
Office equipment and software	3-10	16,823	13,617

		336,991	284,109
Accumulated depreciation		(83,525)	(50,194)

Property, plant and equipment, net		$253,466	$233,915

Depreciation expense for the years ended December 31, 2021 and December 31, 2020 was $33.3 million and $40.6 million, respectively.

10. Inventories, Net

Inventories, net, consisted of the following:

	December 31, 2021	December 31, 2020
Raw materials	$81,424	$52,653
Work in progress	102,492	69,837
Finished goods	64,340	38,866

	248,256	161,356
Less: allowance for excess, slow-moving and obsolete inventory	(12,761)	(949)

Inventories, net	$235,495	$160,407

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

11. Components of Accumulated Other Comprehensive Income

The following table presents the changes in the balances of each component of Accumulated other comprehensive income including reclassifications out of Accumulated other comprehensive loss for the years ended December 31, 2021 and December 31, 2020. All amounts are net of tax and Non-controlling interest.

	Accumulated Other Comprehensive Income Components
	Net Unrecognized Pension Benefit Cost	Foreign Currency Translation Adjustment	Unrealized Loss On Hedging Activities	Total
Balance at December 31, 2019	$1,244	$5,126	$426	$6,796
Other comprehensive (loss) income before reclassifications:
Net actuarial loss	(2,755)	—	—	(2,755)
Foreign currency translation adjustment	(156)	39,819	(61)	39,602
Loss on long-term intra-entity foreign currency transactions	—	(8,895)	—	(8,895)
Unrealized loss on cash flow hedges	—	—	(570)	(570)

Net current period other comprehensive (loss) income	(2,911)	30,924	(631)	27,382

Amounts reclassified from accumulated other comprehensive (loss) income	—	—	(470)	(470)

Balance at December 31, 2020	$(1,667)	$36,050	$(675)	$33,708

Other comprehensive loss before reclassifications:
Net actuarial loss	(150)	—	—	(150)
Foreign currency translation adjustment	—	(24,702)	—	(24,702)
Gain on long-term intra-entity foreign currency transactions	—	5,844	—	5,844

Net current period other comprehensive loss	(150)	(18,858)	—	(19,008)

Amounts reclassified from accumulated other comprehensive (loss) income for the derecognition of cash flow hedges	—	—	675	675

Balance at December 31, 2021	$(1,817)	$17,192	$—	$15,375

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

12. Leases

The Company leases certain office spaces, warehouses, facilities, vehicles and equipment. Leases with an initial term of twelve months or less are not recorded on the balance sheet. Most leases include renewal options, which can extend the lease term into the future. Certain of the Company’s leases include rental payments adjusted for inflation. The operating right-of-use (“ROU”) lease asset and lease liability are recorded on the Consolidated Balance Sheets, with the current lease liability being included within accrued liabilities. The finance lease right-of-use asset and liability are recorded on the Consolidated Balance Sheets included with property, plant, and equipment, net, and other non-current liabilities, respectively.

The following table presents the lease expenses within the Consolidated Statement of Operations for the years ended December 31, 2021 and December 31, 2020:

Lease Expense	Statement of Operations location	December 31, 2021	December 31, 2020
Finance lease expense
Amortization of ROU assets	SG&A	$644	$—
Interest on lease liabilities	Interest expense	369	—
Operating lease expense	SG&A	14,696	13,267
Short-term lease expense	SG&A	2,455	1,086

Total		$18,164	$14,353

The variable lease expense for the years ended December 31, 2021 and 2020 is immaterial.

Supplemental cash flow information related to the Company’s leases for the years ended December 31, 2021 and December 31, 2020 were as follows:

	December 31, 2021	December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities
Finance - Financing cash flows	$510	$—
Finance - Operating cash flows	369	—
Operating - Operating cash flows	$14,689	$11,140

Finance lease liabilities are recorded within other non-current liabilities in the Consolidated Balance Sheets.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

The following table presents the lease balances within the Consolidated Balance Sheets, weighted average remaining lease term and weighted average discount rates related to the Company’s leases:

	December 31, 2021	December 31, 2020
Assets
Operating lease, net	$79,452	$44,155
Finance lease, net	7,465	—

Total lease assets	$86,917	$44,155

Liabilities
Current
Operating lease liabilities	$13,653	$9,792
Finance lease liabilities	495	—
Non-current
Operating lease liabilities	65,467	34,363
Finance lease liabilities	6,970	—

Total lease liabilities	$86,585	$44,155

Weighted-average remaining lease terms (in years)
Operating leases	7.4	5.6
Finance leases	9.2	—
Weighted-average discount rate
Operating leases	5.7%	6.6%
Finance leases	5.9%	—

The following table presents the maturity of the Company’s lease liabilities as of December 31, 2021:

	December 31, 2021
Future lease payments by year:	Finance	Operating
2022	$913	$17,495
2023	913	15,114
2024	913	13,409
2025	913	10,276
2026	913	8,266
Thereafter	5,415	30,925

Total	$9,980	$95,485
Less: present value discount	(2,515)	(16,365)

Present value of lease liabilities	$7,465	$79,120

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

13. Debt

Long-term debt consisted of the following:

	December 31, 2021	December 31, 2020
Term Loans	$1,204,272	$888,750
Senior Notes	300,000	300,000
Revolving credit facilities	—	15,000
Other	4,613	490

Total debt	1,508,885	1,204,240
Discount on debt and debt issuance costs	(56,995)	(64,907)

Net debt	1,451,890	1,139,333

Less: current portion of debt	(13,357)	(9,174)

Long-term debt	$1,438,533	$1,130,159

As of December 31, 2021, the aggregate future principal payments for long-term debt for each of the next five years and thereafter are as follows:

December 31, 2021
2022	$13,417
2023	12,128
2024	12,128
2025	12,128
2026	1,156,067
Thereafter	303,017

Total	$1,508,885

Term Loan

On September 30, 2019, the Company entered into a credit agreement (the “Credit Agreement”) in conjunction with the Granite Acquisition (see Note 5), providing for a $900.0 million senior secured term loan facility (the “Term Loan Facility”). The Term Loan Facility matures on September 30, 2026 and carried an interest rate of LIBOR plus 5.25%. The reference rate used for the calculation of Term Loan interest is 3-months USD LIBOR. This is reset on a quarterly basis. The range of LIBOR rates (excluding the margin applied) applicable to Term Loan borrowings for the years ended December 31, 2021 and 2020 were 0.11% to 0.24% and 0.20% to 1.90%, respectively.

On January 26, 2021, the Company refinanced the Term Loan Facility. The refinancing resulted in the applicable interest rate being reduced from LIBOR plus 5.25% to LIBOR plus 4.00% per annum.

On January 29, 2021, the Company amended the Credit Agreement to enable the Company to incur incremental term loans in an aggregate principle amount of $75.0 million, in line with the terms of the existing Term Loan Facility.

On December 21, 2021, the Company amended the Credit Agreement to enable the Company to incur incremental term loans in an aggregate principle amount of $250.0 million, in line with the terms of the Term Loan Facility. As a result, the aggregate principal amount of the Term Loan Facility and the incremental term loans (the “Term Loans”) is $1,204.3 million as of December 31, 2021.

On September 30, 2019, the Company incurred $62.7 million of debt issuance costs in connection with the Term Loan Facility. In January 2021 the Company incurred a further $0.5 million of debt issuance costs in connection with the refinancing of the Term Loan Facility and $75.0 incremental term loan. In December 2021, the Company incurred a further $2.1 million of debt issuance costs in

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

connection with the refinancing of the term loan. These fees are presented as a direct deduction from the carrying amount of the long-term debt on the Consolidated Balance Sheets. During the years ended December 31, 2021 and December 31, 2020, $8.6 million and $6.8 million of debt issuance cost was amortized to interest expense, respectively.

The Term Loan borrowings under the Credit Agreement are collateralized by all of the assets of the subsidiary guarantors in the Security Jurisdictions (USA, Germany, England and Wales, Canada, Scotland, the Netherlands, Denmark, and Australia). In connection with the Credit Agreement, certain subsidiaries of the Company are subject to various financial reporting and other covenants. In addition, there are negative covenants, including certain restrictions on the ability of such subsidiaries to: incur additional indebtedness, create liens, transfer assets, pay dividends, consolidate or merge with other entities, undergo a change in control, or modify its organizational documents. As of December 31, 2021, the Company was in compliance with all financial covenants.

Senior Notes

On September 30, 2019, the Company issued senior unsecured notes with an aggregate principal amount of $300.0 million (the “Senior Notes”). The Senior Notes are due October 1, 2027 and carry an interest rate of 11%. Unsecured guarantees provided by guarantors in the Security Jurisdictions noted above.

Under the terms of the indenture governing the Senior Notes, Granite US and certain subsidiaries of the Company (the “Restricted Subsidiaries”) are subject to various financial reporting and other covenants. In addition, the indenture contains certain restrictions on Granite US and the Restricted Subsidiaries’ ability to: incur additional indebtedness, create liens, transfer assets, pay dividends, engage in certain transactions with affiliates, make certain investments and consolidate or merge with other entities.

On September 30, 2019, the Company incurred $6.8 million of debt issuance costs in connection with the senior unsecured notes. These fees are presented as a direct deduction from the carrying amount of the long-term debt on the Consolidated Balance Sheets. During the years ended December 31, 2021 and December 31, 2020, $0.6 million and $0.5 million of debt issuance cost was amortized to interest expense, respectively.

Revolving Credit Facility

On September 30, 2019, provided by the Credit Agreement, the Company entered into a 5-year secured $150.0 million revolving facility with an interest rate of London Interbank Offered Rate (LIBOR) (or, in the case of loans denominated in Australian dollars, BBR) plus 4%, subject to determination on each adjustment date (the “Revolving Credit Facility”). Guarantees and all asset security for the obligations of the Borrowers provided by subsidiary guarantors in the Security Jurisdictions noted above.

On November 29, 2021, the Company amended the Credit Agreement to change the reference rate with respect to loans denominated in (i) euros from LIBOR to EURIBOR and (ii) pounds sterling from LIBOR to SONIA plus an adjustment of 0.0326% per annum.

On December 21, 2021, the Company amended the Credit Agreement to enable the Company to draw from the Revolving Credit Facility in an aggregate principal amount of $190.0 million. This has resulted in an increase in the springing Net First Lien Leverage Ratio covenant to 6.65x compared to 5.8725x previously.

On September 30, 2019, the Company incurred $6.8 million of debt issuance costs in connection with the Revolving Credit Facility. These fees are presented as a direct deduction from the carrying amount of the long-term debt on the Consolidated Balance Sheets. During the years ended December 31, 2021 and December 31, 2020, $1.4 million and $1.4 million of debt issuance cost was amortized to interest expense, respectively.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

Other Indebtedness

The Company is also party to letter of credit facilities with an aggregate capacity of $275.0 million. Total letters of credit of $184.2 million were outstanding as of December 31, 2021. The Company also has local facilities available with $61.2 million total letters of credit outstanding as of December 31, 2021. The $4.6 million of other debt relates to a small number of local debt facilities across the Company.

Interest Paid

During the years to December 31, 2021 and 2020, interest paid was $102.1 million and $103.2 million, respectively.

14. Accrued Liabilities

Accrued liabilities in the Consolidated Balance Sheets consisted of the following:

	December 31, 2021	December 31, 2020
Accrued payroll	$60,466	$53,332
Warranty liability	42,098	42,806
Accrued taxes	28,590	13,695
Lease liability	13,653	9,792
Indirect taxes	10,615	10,933
Liquidated damages	9,761	13,339
Accrued interest	8,250	8,250
Accrued third-party commissions	4,232	3,722
Legal provisions	2,064	16,378
Accrued restructuring liability	1,049	3,344
Other	35,294	32,635

Accrued liabilities	$216,072	$208,226

Accrued Restructuring Liability

The Company periodically implements restructuring programs related to acquisitions, divestitures, and other cost reduction programs in order to enhance the profitability through streamlined operations and an improved overall cost structure. During the years ended December 31, 2021 and 2020, the Company incurred $5.5 million and $9.9 million, attributable to severance and other termination benefits and facility closure costs. Included within the restructuring cost for the years ended December 31, 2021 and 2020, the Company incurred $0.1 million and $0.7 million of non-cash impairment charges. Restructuring costs are disclosed on the face of the Statement of Operations. A summary of the activity in the Company’s restructuring liability included in accrued liabilities in the Consolidated Balance Sheets is as follows:

Total
Balance at December 31, 2019	$8,875
Restructuring provisions	9,152
Payments	(14,814)
Impact of foreign currency translation	131

Balance at December 31, 2020	$3,344
Restructuring provisions	5,357
Payments	(7,525)
Impact of foreign currency translation	(128)

Balance at December 31, 2021	$1,048

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

15. Defined Benefit Plans

Outside of the United States, the Company sponsors certain defined pension plans for its employees, which are predominantly in Germany. The pension disclosures presented in the table below include these non-U.S. pension plans only. The related expenses for these plans are included in Selling, general and administration expense in the accompanying Consolidated Statement of Operations.

The following table summarizes the total changes in the Company’s pension and plan assets and includes a statement of the plans’ funded status:

	Pension Benefits
	Year Ended December 31,
	2021	2020
Change in benefit obligation:
Projected benefit obligation, beginning of year	$58,506	$50,450
Acquisitions	4,003	—
Service cost	1,168	963
Interest cost	231	414
Actuarial loss	1,700	4,199
Benefits paid	(2,621)	(2,414)
Actual participant contributions	41	—
Settlements	(54)	—
Foreign exchange rate impact	(4,626)	4,894

Projected benefit obligation, end of year	$58,348	$58,506

Accumulated benefit obligation, end of year	$55,804	$57,474

Change in plan assets:
Fair value of plan assets, beginning of year	$44,590	$40,530
Acquisitions	2,591	—
Actual return on plan assets	2,340	400
Employer contribution	2,544	2,171
Benefits paid	(2,621)	(2,414)
Actual participant contributions	41	—
Foreign exchange rate impact	(3,528)	3,903

Fair value of plan assets, end of year	$45,957	$44,590

Funded status, end of year	$(12,391)	$(13,916)

Amounts recognized on the Consolidated Balance Sheets at December 31:
Non-current assets	3,567	2,151
Current liabilities	(294)	(398)
Non-current liabilities	(15,664)	(15,669)

Total	$(12,391)	$(13,916)

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

Expected contributions to the Company’s pension benefits plan for the year ending December 31, 2022, related to plans as of December 31, 2021, are $2.6 million. The following benefit payments are expected to be paid during each respective fiscal year:

Pension Benefits
2022	$2,308
2023	2,411
2024	2,481
2025	2,383
2026	2,777
2027-2031	12,365

The Company’s primary investment objective for its pension plan assets is to provide a source of retirement income for the plans’ participants and beneficiaries. The assets are invested with the goal of preserving principal while providing a reasonable real rate of return over the long term. Diversification of assets is achieved through strategic allocations to various asset classes in line with the investment guidelines of the plans. Actual allocations to each asset class vary due to periodic investment strategy changes, market value fluctuations, the length of time it takes to fully implement investment allocation positions, and the timing of benefit payments and contributions. The asset allocation is monitored and rebalanced as required, as frequently as on a quarterly basis in some instances. The following are the actual and target allocation percentages for the Company’s pension plan assets:

	Actual Asset Allocation
	December 31,
	2021	2020
Cash and cash equivalents	—%	1%
Insurance contracts	5%	—%
Investment fund	95%	99%

A summary of the Company’s pension plan assets for each fair value hierarchy level for the periods presented follows (see Note 16, “Financial Instruments and Fair Value Measurements” for further description of the levels within the fair value hierarchy):

	December 31, 2021
	Level One	Level Two	Level Three	Total
Cash and cash equivalents	$2	$—	$—	$2
Non-U.S. government and corporate bonds	—	68	—	68
Insurance contracts	—	2,142	—	2,142
Investment funds	—	43,745	—	43,745

	$2	$45,955	$—	$45,957

	December 31, 2020
	Level One	Level Two	Level Three	Total
Cash and cash equivalents	$295	$—	$—	$295
Non-U.S. government and corporate bonds	—	67	—	67
Investment funds	—	44,228	—	44,228

	$295	$44,295	$—	$44,590

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

The following table sets forth the components of net periodic benefit cost and other comprehensive loss of the Company’s defined benefit pension plans:

	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020
Components of Net Periodic Benefit Cost:
Service cost	$1,168	$963
Interest cost	231	414
Amortization	(2)	—
Settlement (gain) loss	(57)	—
Expected return on plan assets	(811)	(813)

Net periodic benefit cost	$529	$564

Change in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income:
Current year net actuarial loss (gain)	$150	$4,564
Total recognized in other comprehensive income	$150	$4,564

Each component of net periodic benefit cost is included in selling, general and administrative expense. The components of net unrecognized pension benefit cost included in accumulated other comprehensive income in the Consolidated Balance Sheets that have not been recognized as a component of net periodic benefit cost are as follows:

	December 31, 2021	December 31, 2020
Net actuarial loss	$150	$4,564

Total	$150	$4,564

The components of net unrecognized pension included in accumulated other comprehensive income in the Consolidated Balance Sheets that are expected to be recognized as a component of net periodic benefit cost during the year ending December 31, 2022 are as follows:

December 31, 2022
Net actuarial loss	$139

Total	$139

The key economic assumptions used in the measurement of the Company’s pension and other post-retirement benefit obligations are as follows:

	Pension Benefits	Pension Benefits
	December 31,	December 31,
	2021	2020
Weighted-average discount rate	1.1%	0.7%
Weighted-average rate of increase in compensation levels for active pension plans	0.5%	3.0%

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

The key economic assumptions used in the computation of net periodic benefit cost are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2021	2020
Weighted-average discount rate	1.1%	1.2%
Weighted-average expected long-term rate of return on plan assets	1.9%	1.9%
Weighted-average rate of increase in compensation levels for active pension plans	0.5%	3.0%

In determining discount rates, the Company utilizes the single discount rate equivalent to discounting the expected future cash flows from each plan using the yields at each duration from a published yield curve as of the measurement date.

The expected long-term rate of return on plan assets was based on the Company’s investment policy target allocation of the asset portfolio between various asset classes and the expected real returns of each asset class over various periods of time that are consistent with the long-term nature of the underlying obligations of these plans.

Defined Contribution Pension Plans

The total amount of cost recognized for Defined Contribution Pension Plans for the years ended December 31, 2021 and 2020 was $16.2 million and $11.5 million, respectively.

There were no significant changes in the period affecting the comparability of the amount of cost recognized for defined contribution pension plans.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

16. Financial Instruments and Fair Value Measurements

GHBV utilizes fair value measurement guidance prescribed by accounting standards to value its financial instruments. The guidance establishes a fair value hierarchy based on the inputs used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level One: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.

Level Two: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level Three: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying values of financial instruments, including Trade receivables and Accounts payable, approximate their fair values due to their short-term maturities. The estimated fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future.

A summary of the Company’s assets and liabilities that are measured at fair value on a recurring basis for each fair value hierarchy level for the periods presented is as follows:

	December 31, 2021
	Level One	Level Two	Level Three	Total
Assets:
Foreign currency contracts related to sales - not designated as hedges	$—	$2,853	$—	$2,853
Foreign currency contracts related to purchases - not designated as hedges	—	512	—	512
Foreign currency cash management swaps - not designated as hedges	—	141	—	141

	$—	$3,506	$—	$3,506

Liabilities:
Foreign currency contracts related to sales - not designated as hedges	$—	$1,196	$—	$1,196
Foreign currency contracts related to purchases - not designated as hedges	—	1,741	—	1,741
Foreign currency cash management swaps - not designated as hedges	—	8	—	8
Cross currency swaps - not designated as hedges	—	31,047	—	31,047
Interest rate swaps - not designated as hedges	—	6,921	—	6,921

	$—	$40,913	$—	$40,913

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

	December 31, 2020
	Level One	Level Two	Level Three	Total
Assets:
Foreign currency contracts related to sales - designated as hedges	$—	$329	$—	$329
Foreign currency contracts related to purchases - designated as hedges	—	127	—	127
Foreign currency contracts related to sales - not designated as hedges	—	4,844	—	4,844
Foreign currency contracts related to purchases - not designated as hedges	—	139	—	139

	$—	$5,439	$—	$5,439

Liabilities:
Foreign currency contracts related to sales - designated as hedges	$—	$256	$—	$256
Foreign currency contracts related to purchases - designated as hedges	—	700	—	700
Foreign currency contracts related to sales - not designated as hedges	—	181	—	181
Foreign currency contracts related to purchases - not designated as hedges	—	2,019	—	2,019
Cross currency swaps - not designated as hedges	—	41,110	—	41,110
Interest rate swaps - not designated as hedges	—	23,828	—	23,828

	$—	$68,094	$—	$68,094

There were no transfers in or out of Level One, Two or Three during the year ended December 31, 2021 and December 31, 2020.

Derivatives

The Company periodically enters into foreign currency, interest rate swap and commodity derivative contracts. As the Company has manufacturing sites throughout the world and sells its products globally, the Company is exposed to movements in the exchange rates of various currencies. As a result, the Company enters into forward contracts to mitigate this exchange rate risk by hedging a portion of foreign currency revenue and foreign currency purchases not denominated in the subsidiaries’ foreign currency. As the Company’s borrowings (see Note 13) are denominated in USD cross currency swaps are used to address the exchange rate risk presented by a large proportion of the Company’s profits being generated in non-USD currencies. As the Company’s borrowings include variable interest rates, the Company enters into interest rate swaps to mitigate interest rate risk. There were no changes during the periods presented in the Company’s valuation techniques used to measure asset and liability fair values on a recurring basis. The Company classifies cash flows related to derivative financial instruments as operating activities in its Consolidated Statements of Cash Flows.

Foreign Currency Contracts

Foreign currency contracts are measured using broker quotations or observable market transactions in either listed or over- the-counter markets. The Company primarily uses foreign currency contracts to mitigate the risk associated with customer forward sale agreements denominated in currencies other than the applicable local currency, and to match costs and expected revenues where production facilities have a different currency than the selling currency.

As of December 31, 2021 and 2020, the Company had foreign currency contracts with the following notional values:

	December 31, 2021	December 31, 2020
Foreign currency contracts related to sales - designated as hedges	$—	$22,246
Foreign currency contracts related to purchases - designated as hedges	—	18,997
Foreign currency contracts related to sales - not designated as hedges	147,854	99,348
Foreign currency contracts related to purchases - not designated as hedges	85,923	36,748
Foreign currency cash management swaps - not designated as hedges	49,596	—
Cross currency swaps - not designated as hedges	490,000	490,000

Total foreign currency derivatives	$773,373	$667,339

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

Interest Rate Swaps

The Company uses interest rate swaps to hedge the variability in cash flows due to changes in benchmark interest rates relating to the term loan (see Note 13). Such swaps allow us to effectively convert fixed-rate payments into floating-rate payments based on LIBOR. These transactions are not designated as hedges.

As of December 31, 2021 and 2020, the Company had interest rate swaps with the following notional values:

	December 31, 2021	December 31, 2020
Interest rate swaps - not designated as hedges	490,000	490,000

Total other derivatives	$490,000	$490,000

The Company recognized the following in its Consolidated Financial Statements related to its derivative instruments:

	2021
	SG&A	Gain on derivative contracts
Gain on contracts not designated as hedges:
Foreign exchange contracts	1,280	—
Cross currency swaps	—	8,347
Interest rate swaps	—	9,613

	2020
	SG&A	Loss on derivative contracts
Gain on cash flow hedging relationships:
Foreign exchange contracts:
Change in fair value of amounts excluded from effectiveness testing recognized immediately in earnings	10	—
Gain (loss) on contracts not designated as hedges:
Foreign exchange contracts	4,697	—
Cross currency swaps	—	(24,908)
Interest rate swaps	—	(26,481)

The table below presents the effect of cash flow hedge accounting on Accumulated Other Comprehensive Income for the years ended December 31:

	Amount of Loss Recognized in Other Comprehensive Income
	2021	2020
Derivatives in cash flow hedging relationships:
Foreign exchange contracts:	—	(255)

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

The Company’s derivative instruments were classified in the Company’s Consolidated Balance Sheet as follows:

	December 31, 2021	December 31, 2020
Derivative assets:
Other current assets	3,182	5,013
Other assets	336	426
Derivative Liabilities:
Accrued liabilities	2,924	2,797
Non-current derivative liability	38,001	65,297

17. Variable Interest Entities

Howden Kusasa Employee Trust

Prior to the acquisition of the Howden Group by Granite Holdings II B.V., Howden Africa Holdings Limited undertook a de-listing of the 30% of its shares which were publicly listed in South Africa. Following that de-listing, Howden Africa Holdings Limited (now a wholly owned subsidiary of Granite Holdings II B.V.) commenced a process to put in place a broad-based black ownership transaction. The business formed an employee ownership trust, being the Howden Kusasa Employee Trust (“Trust”), which took ownership of 30% of the issued share capital in Howden Africa Holdings Limited effective April 1, 2020. The Trust allocated its trust units to permanent employees per the scheme rules of the Trust, these trust units are held in the proportions set out in the shareholders agreement and trust deed, in implementation of a share ownership scheme created by the Black Economic Empowerment Act (and relevant Codes of Good Practice) under South African law.

The trust constitutes a Variable Interest Entity (“VIE”) within the scope of ASC 810 since it does not have traditional voting rights attached to equity instruments. Instead, decision-making powers are conferred through the Trust deed which determines the nomination of Trustees and the powers of those Trustees. The Trust deed significantly limits the decision making powers of the Trust and the Trustees. Additionally, the Trust does not have sufficient equity to finance its activity without the additional financial support of Howden Africa Holdings Limited.

At December 31, 2021, the Trust is consolidated in the financial statements of Granite Holdings II B.V. because it has (through Howden Africa Holdings Limited) a controlling financial interest in the Trust along with the power to direct the activities of the Trust. The Trust Deed significantly limits the decision making power of the Trust.

The Trust purchased the shares it holds in Howden Africa Holdings Limited by way of a notional value loan from Howden Africa Holdings Limited. The A class shares held by the Trust and the B class shares held by Howden Group South Africa Ltd rank pari-passu and distributions from Howden Africa Holding Limited will be distributed proportionately to each class of shareholder. In accordance with the provisions of the Trust deed, 80% of the distributions received by the Trust will be used to settle the notional value loan. The remaining 20% of the distribution will be distributed to the Trust participants after any Trust expenses have been settled.

The repayment of the notional value loan is accounted for as an inter-company loan repayment and is eliminated on consolidation. Any surplus cash, after Trust expenses are met, is paid to the Trust participants and is recorded as an employee compensation cost. The cash is restricted in use for the purposes set out here. The payments do not represent dividends to employees since the employees are not shareholders. The employees receive distribution from the Trust which is consolidated in the Group’s financial statements and therefore ASC 718 does not apply.

In the twelve months ended December 31, 2021, Howden Africa Holdings Limited paid dividends of $0.7 million to the Trust. $0.3 million was distributed to beneficiaries on September 10, 2021.

The amounts included in our consolidated balance sheet at December 31, 2021 for the consolidated VIE total $0.4 million of cash.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

18. Commitments and Contingencies

Litigation Matters

The Business is involved in various pending legal proceedings arising out of the ordinary course of business. None of these legal proceedings are expected to have a material adverse effect on the financial condition, results of operations or cash flow of the Business. With respect to these proceedings and the litigation and claims, management believes that it will either prevail, has adequate insurance coverage or has established appropriate accruals to cover potential liabilities. Any costs that management estimates may be paid related to these proceedings or claims are accrued when the liability is considered probable and the amount can be reasonably estimated. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adverse to the Business, there could be a material adverse effect on the financial condition, results of operations or cash flows of the Business.

Off-Balance Sheet Arrangements

The Company has entered into certain off-balance sheet commitments that require the future purchase of goods or services (“unconditional purchase obligations”). The Company’s unconditional purchase obligations primarily consist of payments for supplier arrangements. Future payments under non-cancelable unconditional purchase obligations for each of the five succeeding fiscal years are as follows:

December 31, 2021
2022	$315,253
2023	8,079
2024	2,912
2025	161
2026	685
Thereafter	72

Total	$327,162

19. Management Incentive Compensation

Granite Management Holdings LP granted, pursuant to the Granite Equity Plan, non-voting membership interests to select key members of the Company’s management titled Class B Shares and Class C units. Granite Management Holdings LP (“Granite”), an entity under common control, is a limited partnership entity that was established to provide key executives an opportunity to have equity participation in conjunction with private equity owners. The Profits Interest Units either time vest or vest upon a triggering event, as defined by the Granite Equity Plan.

Despite the awards being units of Granite Management Holdings LP, the Company has recorded compensation expense within Granite Holdings II B.V., as the individuals being compensated are employed within the subsidiaries of Granite Holdings II B.V.

The Class B units vest 25% on each of the four anniversary dates, as defined in the individual agreements or upon full exit of the Company’s primary shareholder (the “Exit Event”). The Class C units vest upon achievement of a performance based objective, being the return on invested capital multiple, as defined by the Granite Equity Plan upon the date of the Exit Event.

The Class B and Class C units have been accounted for as equity awards under ASC 718. The Class B units are valued at their grant-date fair value, and are recognized as compensation expense over the vesting period from the grant date. The Class C units are valued at their grant-date fair value, and are recognized as compensation expense on consummation of an Exit Event. The fair value of the Class B and C units was determined by management in consultation with independent valuation experts on the grant date based on a Monte Carlo valuation model based on a Geometric Brownian Motion formula. The risk free rate is based on the time horizon to the Exit Event. The expected volatility was estimated using historical data of comparable publicly traded companies in the industry.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

A summary of the activity related to the Class B and C units is as follows:

	Class B		Class C
	Number Of Units	Weighted Average Grant Date Fair Value	Number Of Units	Weighted Average Grant Date Fair Value
Unvested at December 31, 2019	$20,661	$341.38	$17,380	$259.03
Issued	3,107	445.31	4,876	394.34
Forfeiture of unvested	(1,705)	341.38	(1,503)	259.03
Re-purchased	(299)	341.38	—	—
Vested	(4,960)	341.38	—	—

Unvested at December 31, 2020	16,804	360.60	20,753	280.25
Issued	—	—	—	—
Forfeiture of unvested	(1,884)	341.38	(2,086)	259.03
Re-purchased	(404)	341.38	—	—
Vested	(3,871)	362.20	—	—

Unvested at December 31, 2021	10,645	$364.14	18,667	$282.62

For the years ended December 31, 2021, December 31, 2020, the Company recorded an expense of $1.6 million (inclusive of $0.1 million of forfeitures) and $2.3 million (inclusive of $0.1 million of forfeitures), respectively, related to the Class B units, which was recorded in selling, general and administrative expenses on the consolidated statement of comprehensive income. The unrecognized compensation expense associated with Class B units as of December 31, 2021 is $3.3 million. For the years ended December 31, 2021 and 2020, the Company did not record compensation expense related to the Class C units, as the performance condition is linked to an exit event and therefore an expense will not be recorded until that exit is consummated. The unrecognized compensation expense associated with Class C units as of December 31, 2021 is $2.2 million.

Class B and C awards granted during 2021 have been deemed as Phantom Awards, and are specified as being cash settled. As such, these have been accounted for as liability awards under ASC 718, and as such, the fair value is remeasured at each reporting period until the award is settled. Valuation methodology adopted is the same as noted for the other Class B and C units. The Class B units vest 25% on each of the four anniversary dates, as defined in the individual agreements or upon the Exit Event. The Class C units vest upon achievement of a performance-based objective, being the return on invested capital multiple, as defined by the Granite Equity Plan upon the date of the Exit Event. Therefore the Company periodically assesses the probability of achievement of the outcome to ensure that the unrecognized compensation cost for these awards will reflect the number of awards that are ultimately expected to vest.

A summary of the activity related to the Class B and C phantom units is as follows:

	Class B		Class C
	Number Of Units	Weighted Average Grant Date Fair Value	Number Of Units	Weighted Average Grant Date Fair Value
Unvested at December 31, 2020	—	$—	—	$—
Issued	1,744	598.79	2,615	548.93
Unvested at December 31, 2021	1,744	$598.79	2,615	$548.93

As of December 31, 2021, the Company did not recognize compensation expense related to the Class B Phantom Awards as the first anniversary of the grant date had not been reached. The unrecognized compensation expense associated with these Class B units as of December 31, 2021 is $1.1 million. For the years ended December 31, 2021 and 2020, the Company did not record compensation expense related to the Class C Phantom Awards, as the performance condition is linked to an exit event and therefore an expense will

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

not be recorded until that exit is consummated. The unrecognized compensation expense associated with these Class C Phantom Awards as of December 31, 2021 is $0.4 million.

A separate cash settled Long-Term Incentive Plan (“LTIP”) exists for a limited group of key senior participants to reward them for their contributions to the long-term success of the business. This award is based on the return on invested capital multiple measured at the time of an Exit Event, and has been accounted for under ASC 710. For the years ended December 31, 2021 and 2020, the Company did not record compensation expense related to the LTIP, as the performance condition is linked to an exit event and therefore an expense will not be recorded until that exit is consummated. The unrecognized compensation expense associated with the LTIP as of December 31, 2021 is $11.7 million.

20. Segmental Reporting

The Company determines its reportable segments based on how operations are managed internally, including how the results are reviewed by the chief operating decision maker, which includes determining resource allocation methodologies used for operating segments. Gross profit is the primary measure of performance that is reviewed by the chief operating decision maker in assessing each operating segment’s financial performance. Gross profit represents total net sales less cost of sales.

The Company has two reportable business segments: the Global Product Group (“GPG”) and Regional Sales.

The Global Product Group sells a more specialized product range and serves as an engineering, procurement and operations center of excellence for the individual regional operating segments.

The individual regional operating segments are aggregated to comprise the Regional Sales reportable segment. The individual regional operating segments are all customer focused, have comparable organizational structures, sell the same product ranges into the same vertical markets and all utilize the expertise and support of the Global Product Group across engineering, procurement and operations. Financial performance measured by gross margins is comparable. Future prospects are dependent on growth drivers in our vertical markets, which are typically directionally comparable across individual regional operating segments.

Results of the reportable segments are presented based on its management and internal accounting structure. The structure is specific to the Company; therefore, the financial results of the Company’s reportable segments are not necessarily comparable with similar information for other comparable companies. The identifiable assets by reportable segment are those used in each reportable segment’s operations

The following financial information represents amounts included within the Consolidated Balance Sheets shown by reportable segment:

	Year Ended December 31, 2021
	GPG	Regional Sales	Central	Eliminations	Total
Total assets	$695,368	$2,829,571	$1,117,402	$(1,629,392)	$3,012,949
Capital expenditures	7,550	17,060	262	—	24,872
Property, plant and equipment, net	72,977	179,388	1,101	—	253,466

	Year Ended December 31, 2020
	GPG	Regional Sales	Central	Eliminations	Total
Total assets	$605,127	$2,333,279	$743,886	$(1,175,369)	$2,506,923
Capital expenditures	2,960	19,592	916	—	23,468
Property, plant and equipment, net	71,921	160,890	1,104	—	233,915

The following financial information represents amounts included within the Consolidated Statement of Operations shown by reportable segment:

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

	Year Ended December 31, 2021
	GPG	Regional Sales	Central	Eliminations	Total
Revenues:
Total	$330,320	$1,400,262	$—	$(154,444)	$1,576,138
Intersegment	146,852	7,592	—	(154,444)	—
External	183,468	1,392,670	—	—	1,576,138
Gross profit	104,844	397,633	—	1,000	503,477
Depreciation and amortization	21,355	55,146	1,985	—	78,486
Restructuring expense	2,104	2,745	660	—	5,509

	Year Ended December 31, 2020
	GPG	Regional Sales	Central	Eliminations	Total
Revenues:
Total	$339,694	$1,163,470	$—	$(104,298)	$1,398,866
Intersegment	95,676	8,622	—	(104,298)	—
External	244,018	1,154,848	—	—	1,398,866
Gross profit	104,193	340,947	—	(1,924)	443,216
Depreciation and amortization	31,836	88,025	3,515	—	123,376
Restructuring expense	2,863	5,799	1,235	—	9,897

21. Related Parties

Management Services Agreement with KPS Management IV, LLC

GHBV is owned and controlled by KPS Capital Partners (KPS), a private equity firm. On September 30, 2019, Granite US entered into a Management Services Agreement with KPS Management IV, L.L.C. (KPS), pursuant to which KPS provide business and organizational strategy and financial and advisory services. Under the Management Services Agreement, the Company paid to KPS Management $35.0 million plus all fees and expenses on execution and delivery of this agreement. In addition, the Company pay an annual monitoring fee consisting of an aggregate amount of $4.0 million payable in quarterly instalments, reimburse KPS an allocable share of out of pocket expenses incurred in connection with activities under the Management Services Agreement and pay a service fee upon acquisition of any business or entity in an amount determined by the KPS Board. The Company also indemnify KPS and their respective affiliate partners from and against all losses, claims, damages and liabilities related to their performance obligations under the Management Services Agreement.

During the year ended December 31, 2021, the Company incurred $4.0 million of monitoring fees, $7.9 million of acquisition related fees and $0.1 million in out of pocket expenses. During the year ended December 31, 2020, the Company incurred $4.0 million of monitoring fees and $0.3 million in out of pocket expenses.

The initial term of the Management Services Agreement is ten years. Upon the expiration of the initial term, the Agreement is automatically renewable for consecutive one-year terms unless the Company or KPS provides written notice of termination.

GRANITE HOLDINGS II B.V.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in thousands of US Dollars ($))

22. Subsequent Events

Subsequent events have been evaluated through to the date of approval of these financial statements.

In response to the current crisis in Ukraine, the Company has ceased accepting any new business from customers in Russia and from customers in Belarus, either through direct or indirect channels. The Company’s operational footprint in Russia is small, and it is in the process of downsizing its operations. The Company is in full compliance with all applicable sanctions. The Company is currently working to fully understand and quantify the impact on its business resulting from the current conflict in Ukraine and the Company’s decision regarding its Russian footprint. At this time, the Company does not believe that the conflict has had a material impact on its business, operations, financial condition or prospects. Most of the costs the Company has incurred on contracts to date with existing customers in Russia and Belarus are fully funded by customer advance payments, however the Company has exposure due to advance payment guarantees made against these advance payments. As of December 31, 2021, $11.1 million of advance payment guarantees were in place for beneficiaries in those countries.

On November 8, 2022, the Company entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Chart Industries, Inc. (the “Buyer”). Pursuant to the Purchase Agreement, the Buyer will acquire (the “Transaction”), all of the equity interests of the Company, which constitutes the business of Howden. The base purchase price for this transaction is $4.4 billion consisting of cash, repayment of the Company’s existing debt, and Buyer preferred shares. The base purchase price is subject to customary purchase price adjustments for cash, indebtedness, transaction expenses and working capital.

In connection the Transaction and in accordance with the Purchase Agreement, the Company will repay and terminate its Credit Agreement. In addition, pursuant to the Purchase Agreement, the Company will redeem, satisfy and discharge the principal amount, premium, if any, and accrued and unpaid interest, if any, if its Senior Notes.

The closing of the Transaction is expected to conclude during the first half of 2023 and is subject to customary regulatory and Buyer stockholder approvals, and the satisfaction of closing conditions under the Purchase agreement.

Subsequent events have been evaluated through to the date of approval of these financial statements and no significant subsequent events, beyond the above, have been noted.